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                         CONSULTING AGREEMENT

B E T W E E N:

                     STRATFORD ACQUISITION CORP.
                      (a Minnesota Corporation)

                                   (Herein called "Stratford")

                               - and -

                       SMART TECHNOLOGIES INC.
                  (A British Virgin Islands Company)

                                   (Herein called "The Company")

     1. Stratford and the Company hereby agree that the Company will provide consulting services to Stratford for one year commencing February 1, 1996 to January 31, 1997.

     2. Stratford will pay the Company the equivalent of $100,000.00 (Cdn.) by stock options for said consulting services for the one year term of this contract in the manner hereinafter set out.

     3. Stratford will pay the said sum of $100,000.00 (Cdn.) in equivalent U.S. dollars at the prevailing exchange rate at the Royal Bank of Canada on the 15th and last days of each month.

     4. Stratford will grant to the Company options on Stratford's common shares at 0.0001 cents per share, which option may be exercised within two years of the date of each option.

     5. The option will be for sufficient shares to provide the company with the equivalent U.S. dollars due to the Company pursuant to paragraph 4 above based on the "Bid" price quoted by Stratford's stock broker on the 15th and last days of each month. For example, if the Company is entitled to receive $2700 U.S. on February 15th, 1996 and the Bid is $10.00 per share, Stratford will grant an option for 270 shares to the Company for 0.0001 cents per share which option can be exercised at any time prior to February 15, 1998.

     6. Stratford may terminate this agreement on 30 days notice to the Company if the Company fails to perform his its services as set out in the paragraph 2 above in a satisfactory manner.

DATED at Burlington this 22nd day of January, 1996.

                              STRATFORD ACQUISITION CORP.

                              Per: /s/ ARTHUR L. SMITH, President

                              SMART TECHNOLOGIES INC.

                              Per: /s/ JAN SULKIEWICZ, M.Sc.Eng.
                                   President